Filed Pursuant to Rule 424(b)(3)

Registration File Nos.: 333-249834

333-265303

DELAWARE WILSHIRE PRIVATE MARKETS FUND

DELAWARE WILSHIRE PRIVATE MARKETS TENDER FUND

(each, a “Fund” and collectively, the “Feeder Funds”)

Supplement dated March 29, 2024

to the Funds’ Institutional Class Shares Prospectus (the “Prospectus”) and Statement of Additional Information (“SAI”), each dated July 29, 2023, as supplemented.

This Supplement provides new and additional information beyond that contained in the Prospectus and SAI, and should be read in conjunction with the Prospectus and SAI. Unless otherwise indicated, all other information included in the Prospectus and SAI that is not inconsistent with the information set forth in this Supplement remains unchanged. Capitalized terms not otherwise defined in this Supplement have the same meaning as in the Prospectus or SAI.

Transaction to Appoint Wilshire Advisors LLC as the Funds’ Investment Adviser

As previously announced, on January 31, 2024, the Board of Trustees (the “Board”) of each of the Feeder Funds and Delaware Wilshire Private Markets Master Fund (the “Master Fund” and together with the Feeder Funds, the “Funds”) unanimously approved a new investment advisory agreement (the “Agreement”) between Wilshire Advisors LLC (“Wilshire”) and each of the Funds. The Funds are part of a structure that is referred to as a “master-feeder” structure, and each Feeder Fund invests substantially all of its investable assets in the Master Fund. Wilshire currently serves as investment sub-adviser to the Funds pursuant to a sub-advisory agreement between Wilshire and Delaware Management Company, a series of Macquarie Investment Management Business Trust (in its capacity as such, the “Adviser”), on behalf of the Funds.

Pursuant to a transaction (the “Transaction”) between Wilshire and the Adviser, and assuming shareholder approval of the Agreement, the Adviser will resign as the Funds’ investment adviser, and Wilshire will become the Funds’ new investment adviser pursuant to the Agreement. Under applicable law, the Funds’ shareholders must approve the Agreement by a majority vote (as defined in the Investment Company Act of 1940, as amended) at a special meeting of the shareholders of the Funds scheduled for April 30, 2024. Proxy materials have been sent to the Funds’ shareholders as of the January 26, 2024 record date, which contain more information about the shareholder meeting and the proposal to approve the Agreement.

The closing date of the Transaction was originally set for February 29, 2024, but has been delayed until the end of April 2024. If the Agreement is approved by shareholders and the conditions to closing of the Transaction are met, including, unless waived, the full repurchase of shares of the Funds held by an affiliate of the Adviser, the Adviser will resign as investment adviser to the Funds effective immediately after the close of business on April 30, 2024, and Wilshire will become investment adviser to the Funds effective immediately after the Adviser’s resignation.

As previously communicated to shareholders and as further described in the Funds’ proxy statement, the Funds are simultaneously conducting tender offers to their shareholders (with a valuation date of April 30, 2024 (which has been extended from March 28, 2024)) the primary purpose of which is to allow shareholders, including an affiliate of the Adviser, which owns 99% of the Feeder Funds’ shares, to redeem from the Funds prior to Wilshire becoming the sole investment adviser. The affiliate of the Adviser is expected to tender all or substantially all of its shares for repurchase by the Funds as of April 30, 2024. Accordingly, if the Agreement is approved by shareholders, any subscription money received by the Funds for investment as of May 1, 2024 will first be used by the Funds to satisfy repurchase requests pursuant to the April 30, 2024 tender offer.

Please read the Proxy Statement because it contains important information. You can obtain free copies of the Funds’ Proxy Statement, Prospectus and SAI, as well as the Funds’ Annual Report, by calling (855) 520-7711. The Proxy Statement is available for free on the SEC’s website (www.sec.gov).

The foregoing is not an offer to sell, nor a solicitation of an offer to buy, shares of the Fund, nor is it a solicitation of any proxy.

PLEASE RETAIN THIS SUPPLEMENT FOR FUTURE REFERENCE.

DWP-SK-004-0100

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